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Exhibit 99.2

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Quarterly Operating Supplement
September 2008

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in the global public finance markets. The principal operating subsidiary is Financial Security Assurance Inc. (FSA), a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.

 FSA HOLDINGS THIRD QUARTER 2008 RESULTS

        New York, New York, November 14, 2008—Financial Security Assurance Holdings Ltd. (FSA Holdings or the Company), a member of the Dexia group and the holding company for Triple-A-rated bond insurer Financial Security Assurance Inc. (FSA), announced net losses of $333.5 million for the third quarter of 2008 and $1,085.6 million for the first nine months of 2008, due primarily to other-than-temporary impairment (OTTI) charges related to the Financial Products (FP) Investment Portfolio, loss expenses related to financial guarantees of residential mortgage-backed securities (RMBS) and negative fair-value adjustments on insured derivatives.

        Operating losses were $331.6 million for the third quarter of 2008 and $933.3 million for the first nine months, reflecting economic OTTI attributable to the investment portfolio of the FP business, which issues guaranteed investment contracts (GICs), and increased estimates of losses in the financial guaranty segment.

        In addition to the $5 billion unsecured liquidity facility provided to the Financial Products (FP) business and announced in the second quarter, Dexia has also provided a $500 million capital commitment agreement to cover economic losses in the FP portfolio occurring after June 30, 2008. In accordance with the terms of this agreement, a contribution of $208 million will be made to the Company by November 30.

        Commenting on the additions to reserves, Robert P. Cochran, Chairman and Chief Executive Officer of FSA Holdings and FSA, said: "While at the end of the second quarter we had set loss provisions at a level that we believed reflected severe assumptions about the impact of current economic conditions on our insured RMBS portfolio, we made additional provisions for incremental deterioration that occurred primarily in our Option ARM and Alt-A first-lien portfolio. Additionally, while performance in the second-lien portfolio, primarily HELOCs, has generally been consistent with our second quarter reserves, we revised our view of future prepayment rates, which caused our projected losses to increase."

        On a comparable nine-month basis, earned premiums and realized gains on credit derivatives (fees for insuring credit derivatives, formerly included in earned premiums) grew 14.8% to $308.1 million, excluding refundings. Investment income increased by 13.1% to $199.3 million. FSA's operating expenses and amortization of deferred acquisition costs, excluding deferred compensation plans and supplemental executive retirement plans, decreased $17.0 million in the first nine months, an 11.9% decrease from the comparable period in 2007.

        In July, FSA's Triple-A rating was placed on credit watch for possible downgrade by Moody's Investors Service, Inc. (Moody's). Fitch Ratings (Fitch) and Standard & Poor's Ratings Services (S&P) took similar actions in October. On November 6, S&P reported that FSA surpasses S&P's Triple-A minimum capital requirement with a margin of safety of 1.3-1.4 times their AAA stress assumptions. This analysis considers S&P's updated loss projections for FSA's RMBS portfolio but not the $500 million capital commitment facility, which had not been completed at that time.

Financial Highlights

        The Company's non-GAAP operating earnings, which exclude fair-value adjustments management considers to be non-economic, were negative $331.6 million for the third quarter of 2008, compared with positive $93.6 million for the third quarter of 2007, and negative $933.3 million for the first nine months of 2008, compared with positive $291.0 million for the first nine months of 2007. The decline in operating earnings was driven primarily by increased estimated losses on insured RMBS transactions, economic OTTI charges in the FP Investment Portfolio, OTTI charges in the general investment portfolio and credit impairment losses in its insured credit derivative portfolio.

        The table below reconciles net income to operating earnings.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES)(1)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$(333.5)	$(121.8)	$(1,085.6)	$26.2
Less after-tax non-economic adjustments:
Fair-value adjustments for instruments with economically hedged risks	11.0	(21.2)	(83.3)	(28.4)
Fair-value adjustments for credit derivatives in insured portfolio	(95.2)	(190.9)	(229.0)	(229.1)
Fair-value adjustments attributable to the Company's own credit risk	191.3	—	743.2	—
Fair-value adjustments and amortization attributable to impairment charges	(117.7)	—	(589.6)	—
Other	(4.9)	—	(4.9)	—

Subtotal	(318.0)	90.3	(922.0)	283.7
IFRS adjustments	(13.6)	3.3	(11.3)	7.3

Operating earnings (losses)	$(331.6)	$93.6	$(933.3)	$291.0

(1)
See "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

        The table below highlights the noteworthy items included in both net income and operating earnings.

NOTEWORTHY ITEMS IN NET INCOME (LOSS)
AND OPERATING EARNINGS (LOSSES)
(in millions)

	Three Months Ended September 30,
	2008				2007
	Net Income (Loss)		Operating Earnings (Losses)		Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)	$(0.7)		$4.2		$0.1	$0.1
OTTI	(3.8)		(3.8)		—	—

Net realized gains (losses)(1)	(4.5)		0.4		0.1	0.1
Losses and loss adjustment expenses	(212.9)		(212.9)		(6.5)	(6.5)
Fair-value adjustments for instruments with economically hedged risks in FP segment	11.0		—		(21.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	(126.2)		(31.0)		(190.9)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	169.3		—		—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	22.0		—		—	—
OTTI and amortization in FP investment portfolio	(325.5	)(2)	(207.8	)(2)	(7.2)	(7.2)

	Nine Months Ended September 30,
	2008				2007
	Net Income (Loss)		Operating Earnings (Losses)		Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)	$24.5		$29.4		$(1.0)	$(1.0)
OTTI	(28.5)		(28.5)		—	—

Net realized gains (losses)(1)	(4.0)		0.9		(1.0)	(1.0)
Losses and loss adjustment expenses	(800.1)		(800.1)		(12.4)	(12.4)
Fair-value adjustments for instruments with economically hedged risks in the FP segment	(83.3)		—		(28.4)	—
Fair-value adjustments for credit derivatives in insured portfolio	(304.1)		(75.1)		(229.1)	—
Fair-value adjustments on FP segment liabilities attributable to the Company's own credit risk	665.2		—		—	—
Fair-value adjustments on committed preferred trust attributable to the Company's own credit risk	78.0		—		—	—
OTTI and amortization in FP investment portfolio	(1,003.1	)(2)	(413.5	)(2)	(7.2)	(7.2)

(1)
Includes realized gains (losses) from the General Investment Portfolio and the portfolio of assets acquired in refinancing transactions.

(2)
Includes a valuation allowance of $72.8 million.

        At September 30, 2008, the Company had net reserves of $1,019.9 million, primarily for RMBS transactions. Loss and loss adjustment expenses totaled $327.6 million pre-tax for the third quarter and $1,230.9 million pre-tax for the first nine months, driven primarily by increases in these RMBS reserves.

        In the insured portfolio, the Company estimated after-tax credit impairment losses (estimated economic losses) of $31.0 million for the third quarter and $75.1 million for the first nine months of 2008 on two credit default swap (CDS) and three fair-valued net interest margin (NIM) transactions. The portion of the CDS and NIM fair-value adjustments attributable to estimated economic loss is included in operating earnings, while the portion of the fair-value adjustments expected to sum to zero over the lives of the insured transactions is excluded from operating earnings.

        The adverse FP segment results were due primarily to OTTI charges on certain RMBS securities in the FP Investment Portfolio. When it is probable that an investor will not recover all contractual cash flows from an available-for-sale investment, GAAP requires the asset to be written down to fair value through income as a realized loss, regardless of the estimate of economic loss expected. Pre-tax OTTI charges were $417.5 million for the third quarter and $1,459.9 million for the first nine months. However, management's pre-tax estimate of the actual expected loss on these impaired securities is $207.8 million and $524.3 million for the three and nine months, respectively. Given the Company's ability and intent to hold these assets to maturity, the remainder of the OTTI charges (totaling $209.7 million for the third quarter and $935.6 million for the first nine months) represents fair-value adjustments that management expects will reverse over the lives of these securities. In the third quarter, the Company recorded a tax valuation allowance of $72.8 million on the deferred tax asset attributable to the third quarter FP segment economic OTTI. In 2007, the Company recorded $11.1 million in OTTI.

        Shareholders' equity (book value) was negative $627.4 million under GAAP at September 30, 2008. Book value decreased by $2.2 billion since year-end 2007, driven primarily by negative fair-value adjustments in the FP Investment Portfolio, losses incurred in the financial guaranty segment and negative fair value adjustments for credit derivatives.

        Non-GAAP adjusted book value (ABV) was $4.5 billion at September 30, 2008. ABV represents management's measure of the economic value of the Company excluding franchise value.

        See "Non-GAAP Measures" below for a discussion of ABV and reconciliation to GAAP shareholders' equity.

BUSINESS PRODUCTION

ORIGINATIONS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
US Public Finance
Gross par insured	$5,707.4	$13,932.2	$45,355.8	$40,207.2
Gross PV financial guaranty originations(1)	54.5	97.2	520.6	248.6
International Public Finance
Gross par insured	$172.4	$8,138.7	$1,342.2	$11,725.7
Gross PV financial guaranty originations(1)	5.7	284.3	50.4	356.0
Global Asset-Backed
Gross par insured	$—	$13,244.5	$2,898.9	$39,138.7
Gross PV financial guaranty originations(1)	0.8	120.6	81.2	263.4
Financial Products
Gross PV NIM originated	$0.6	$35.1	$0.6	$84.6
Total
Gross par insured	$5,879.8	$35,315.4	$49,596.9	$91,071.6
Gross PV originations(2)	61.6	537.2	652.8	952.6

(1)
Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV financial guaranty originations to gross premiums written and for the new financial statement presentation relating to credit derivative fees, see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" below.

(2)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year. Some of the amounts shown for periods in 2007 differ from those originally reported for those periods because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

        The overall declines in the third quarter of 83.4% in gross par originated and 88.5% in PV originations were driven primarily by FSA's exit from the asset-backed business, previously announced in early August, and the lack of market activity in the global public infrastructure sector. Additionally, U.S. public finance production, which is up strongly year to date, declined in the third quarter due to the negative impact of Moody's placing FSA's insurance financial strength rating on review for possible downgrade on July 21.

Public Finance Originations

        In the first nine months of 2008, estimated U.S. municipal market volume of $319.1 billion was 2% lower than in the first nine months of 2007. Municipal issuance dwindled over the course of the third quarter as the cost of borrowing increased in response to the global credit contraction.

        Insurance penetration of the market for new U.S. municipal bonds sold in the first nine months was approximately 19%, compared with 49% in the first nine months of 2007. FSA's share of the insured par sold was approximately 59%, compared with 24% in the first nine months of 2007.

        On a closing-date basis for the third quarter, including both primary- and secondary-market U.S. public finance transactions, FSA's par amount originated decreased 59.0%, and PV premiums originated declined 43.9%. After Moody's announced its review on July 21, FSA decided to limit bidding activity in the U.S. municipal market until August 6, when it released second quarter earnings and provided full financial and strategic information to issuers and investors. More than 130 primary-market transactions were sold with FSA insurance from July 22 through the end of the third quarter. Although average transaction size decreased, pricing was attractive. Additionally, FSA insured a healthy volume of secondary-market issues.

        For the first nine months, U.S. municipal par insured increased 12.8%, and PV originations grew 109.4%. Approximately 97% of the bonds insured year-to-date had an underlying credit quality of Single-A or higher.

        In international public finance markets, where liquidity has been constrained all year, FSA's third-quarter production decreased 97.9% in par insured and 98.0% in PV originations. For the first three quarters, international public finance par insured decreased 88.6%, and PV premiums originated decreased 85.8%.

ANALYSIS OF FINANCIAL RESULTS

        PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES. In the first quarter of 2008, after consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry reclassified credit derivative items into two captions: "Realized gains and other settlements from credit derivative contracts" and "Unrealized gains (losses) on credit derivatives." In prior years, the Company recorded all credit derivative fees as premiums rather than realized gains from credit derivative contracts, regardless of whether they qualified as derivatives under Statement of Financial Accounting Standards No 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The prior-year results have been reclassified to conform to the current-year presentation.

        The following table reconciles gross premiums written, which captures premiums collected and accrued in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production. PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross premiums written	$86.5	$213.4	$656.8	$483.0
Gross installment premiums received	(29.2)	(45.3)	(104.1)	(120.7)

Gross upfront premiums originated	57.3	168.1	552.7	362.3
Gross PV estimated installment premiums originated	3.7	233.7	36.7	329.6

Gross PV premiums originated	61.0	401.8	589.4	691.9
Gross PV credit derivative fees originated	0.0	100.3	62.8	176.1

Gross PV financial guaranty originations	$61.0	$502.1	$652.2	$868.0

        The following table summarizes premiums and realized gains from credit derivatives, net of reinsurance.

NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% change	2008	2007	% change
Net premiums written	$176.6	$130.1	35.7%	$639.4	$296.7	115.5%

Net premiums earned excluding effect of refundings and accelerations:
Public finance	$55.0	$41.5	32.5%	$153.5	$126.0	21.8%
Asset-backed	17.2	24.4	(29.5)	55.8	69.9	(20.2)

Net premiums earned excluding effect of refundings and accelerations	72.2	65.9	9.6	209.3	195.9	6.8

Realized gains and other settlements from credit derivatives(1)	30.0	27.0	11.1	98.8	72.4	36.5

Realized gains from credit derivatives and net premiums earned excluding refundings and accelerations	$102.2	$92.9	10.0%	$308.1	$268.3	14.8%

Net premiums earned excluding effect of refundings and accelerations	$72.2	$65.9	9.6%	$209.3	$195.9	6.8%
Refundings and accelerations(2):
Public finance	49.6	6.6	651.5	69.7	34.8	100.3
Asset-backed	1.9	—	—	1.9	1.4	35.7

Refundings and accelerations	51.5	6.6	680.3	71.6	36.2	97.8

Net premiums earned	$123.7	$72.5	70.6%	$280.9	$232.1	21.0%

(1)
Fees for insuring credit derivatives, formerly included in earned premiums

(2)
Includes premiums related to the cancellation and commutation of reinsurance contracts.

        For the third quarter, gross premiums written decreased 59.5%, and net premiums written increased 35.7%. For the first nine months, gross premiums written increased 36.0%, and net premiums written increased 115.5%. The third quarter decline in gross premiums written was due to lower originations. The increases in net premiums written were due principally to reinsurance cancellations and reassumptions.

        Third quarter net premiums earned increased 70.6% to $123.7 million, including $51.5 million from refundings and accelerations. For last year's comparable period, net premiums earned from refundings and accelerations totaled $6.6 million. Excluding premiums from refundings and accelerations, third quarter net premiums earned increased 9.6%, reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed premiums earned. Excluding the effect of refunding and accelerations, public finance net earned premiums increased 32.5% to $55.0 million on a comparable-quarter basis.

        For the first nine months, net premiums earned increased 21.0% to $280.9 million, including $71.6 million from refundings and accelerations. For the first nine months of last year, net premiums earned from refundings and accelerations totaled $36.2 million. Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 6.8% for the first nine months, primarily reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed earned premiums. Excluding the effect of refundings and accelerations, public finance net premiums earned increased 21.8% to $153.5 million year to date.

        Realized gains from credit derivative contracts, which comprise primarily the net contractual periodic fees earned (previously reported as a component of premiums earned), increased for both the quarter and first nine months on a comparable-period basis, due to increased rates, particularly in respect of transactions originated in the second half of 2007.

        UNREALIZED GAINS (LOSSES) ON CREDIT DERIVATIVES. Under GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. CDS comprise the majority of credit derivatives in the insured portfolio. Because the Company does not trade CDS, any decreases or increases to income due to unrealized marks will sum to zero by the time of each contract's maturity, absent any claims under the guaranty. FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as collateralized loan obligations or previously insured infrastructure financings. In either case, the CDS contracts generally provide for payments on a scheduled basis and otherwise replicate the terms of a traditional financial guaranty insurance policy. No collateral is posted to secure FSA's obligations under the CDS.

        At September 30, 2008, FSA's insured credit derivative portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $74.2 billion, representing approximately 17.5% of total insured net par outstanding. In the third quarter of 2008, the Company reported net unrealized losses of $194.2 million ($126.2 million after tax), compared with unrealized losses of $293.7 million ($190.9 million after tax) in the third quarter of 2007. For the first nine months of 2008, the Company reported net unrealized losses of $467.9 million ($304.1 million after tax), compared with net unrealized losses of $352.5 million ($229.1 million after tax) in the first nine months of 2007. As of September 30, 2008, fair-value adjustments included estimated economic losses (included in operating earnings) of $47.6 million ($31.0 million after tax) for the third quarter and $115.5 million ($75.1 million after tax) for the first nine months, related to two CDS and three NIM transactions. FSA's total insured CDS portfolio was 92.3% Triple-A or Super Triple-A, 4.1% Double-A, 2.4% other investment grades and 1.2% below investment grade at September 30, 2008. FSA's total insured NIM portfolio subject to fair-value accounting totaled $97.8 million in net par outstanding.

        GENERAL INVESTMENT PORTFOLIO. Third-quarter net investment income increased 10.9% to $67.1 million from $60.5 million a year ago. For the first nine months, net investment income increased 13.1% to $199.3 million from $176.3 million in the first nine months of 2007. The increases primarily reflect higher invested balances in the investment portfolio resulting from Dexia's capital contributions in 2008 of $800 million and upfront premium origination activity. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP segment and assets acquired in refinancing transactions) was 12.9% in 2008, versus 12.4% for last year's comparable period.

        Realized gains on the general investment portfolio were $0.5 million in the third quarter of 2008, compared with realized losses of $1.0 million in the third quarter of 2007, and realized losses of $1.7 million in the first nine months of 2008, compared with $3.1 million in the first nine months of 2007. For the third quarter of 2008, realized gains and losses include gains on sales of certain invested assets of $6.4 million ($4.2 million after tax), partially offset by OTTI charges on the Company's investment in Lehman corporate bonds of $5.9 million ($3.8 million after tax). For the nine months ended September 30, 2008, realized gains and losses include OTTI charges of $5.9 million and realized losses related to Syncora Guarantee Re Ltd. of $36.1 million, partially offset by gains on sales of $40.3 million ($26.2 million after tax).

        RESERVES. During the quarter, the Company recorded loss expense of $327.6 million ($212.9 million after tax), compared with $10.0 million ($6.5 million after tax) in the third quarter of 2007. The increase in loss expense results primarily from increases in loss estimates on RMBS transactions. Loss expense for the first nine months of 2008 was $1,230.9 million ($800.1 million after tax), compared with $19.1 million ($12.4 million after tax) in the first nine months of 2007.

        As of September 30, 2008, loss reserves reflect updated assumptions used in loss calculations. Based on the continuation of economic stress in the U.S. economy, management's current reserve estimates assume loss levels for transactions backed by second-mortgage products will remain at their peaks until mid-2009 and slowly recover to more normal rates by mid-2010. For first-mortgage transactions, where losses take longer to develop than in second-mortgage transactions, peak loss rates are assumed to continue until mid-2010, three months longer than assumed last quarter, and slowly recover to more normal rates by mid-2011. All RMBS have been evaluated using these basic assumptions, driven by the actual performance of each transaction.

        The table below summarizes loss reserves as of September 30, 2008 and December 31, 2007.

FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING
(EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO)
(in millions, except for number of risks)

	September 30, 2008			December 31, 2007
	Net Reserves	Net Par Outstanding	Number of Risks	Net Reserves	Net Par Outstanding	Number of Risks
HELOC	$389.7	$4,157	10	$56.9	$1,443	5
Alt-A closed-end second lien	185.9	961	5	—	—	—
Option ARMs	153.1	575	6	—	—	—
Alt-A first lien	56.0	984	8	—	—	—
NIMs	19.6	99	4	—	—	—
Subprime	12.4	292	7	1.6	18	2
Other ABS	5.8	48	3	4.7	22	2

Total ABS case reserves	822.5	7,116	43	63.2	1,483	9
Public finance	88.7	806	5	34.9	561	4

Subtotal	911.2	$7,922	48	98.1	$2,044	13
Non-specific reserve	108.7			100.0

Total	$1,019.9			$198.1

        In the third quarter of 2008 and first nine months of 2008, the Company made claim payments on HELOCs of $184.9 million and $392.0 million, respectively, bringing total inception-to-date claim payments on HELOCs to $439.6 million. No claims had been paid on Alt-A CES, Option ARMs, Alt-A first lien, NIMs or subprime as of September 30, 2008. Most Alt-A CES claims will not be due until 2037. Management expects Option ARM claim payments to occur beginning in 2010.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM is a non-GAAP measure representing the FP segment's net interest margin, including the effect of derivatives and excluding fair-value adjustments other than amounts representing estimated economic losses. FP Segment NIM decreased to negative $182.2 million for the third quarter of 2008 from positive $17.7 million for the third quarter of 2007. For the first nine months of 2008, FP Segment NIM decreased to negative $465.0 million from positive $68.1 million. The decrease was primarily driven by economic OTTI charges of $207.8 million in the third quarter of 2008 and $524.3 million in the first nine months.

        The FP Investment Portfolio is marked to market under GAAP. Unrealized gains or losses in the available-for-sale portfolio related to hedged interest rate risk is generally recorded in income, with the remainder of the mark to market recorded in accumulated other comprehensive income, unless deemed OTTI. Trading portfolio unrealized gains and losses are recorded in income. The FP group has the ability and the intent to hold its assets to their maturities, and therefore, absent an expected or realized credit event requiring an OTTI charge, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($12.0 billion carrying value), even a small market movement can have a material impact on aggregate market value.

        As of September 30, 2008, approximately 66.5% of the FP Investment Portfolio was invested in non-agency RMBS, 53.4% of which were rated Triple-A, with 17.6% rated Double-A, 6.8% rated Single-A, 7.4% rated Triple-B and 14.8% below investment grade.

EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs(1)	$59.1	$47.1	$107.2	$150.1
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	66.1	49.0	125.6	142.6

(1)
Includes expenses related to the Company's DCP and SERP obligations, which increase or decrease based on changes in the fair value of related investments. Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

        Excluding DCP and SERP obligations, third-quarter other operating expenses and amortization of policy acquisition costs increased by $17.1 million, or 34.9%. For the first nine months, such expenses decreased by $17.0 million, or 11.9%. The decreases in the first nine months resulted primarily from reductions in variable employee compensation linked to growth in operating earnings and adjusted book value.

        The third-quarter increases in other operating expenses and amortization of deferred policy acquisition costs resulted primarily from a payment to a third party under a tax benefit sharing agreement, increased liquidity facility fees payable to Dexia, charges related to the exit from the asset-backed business and lower expense deferral rates.

NON-GAAP MEASURES

        To more accurately reflect how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

        The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP.

        The fair-value adjustments excluded from operating earnings are itemized below.

  •
  Fair-value adjustments for instruments with economically hedged risks. These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133. (Any residual hedge ineffectiveness remains in operating earnings.) These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

  •
  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement, typically because they qualify as derivatives under SFAS 133 or SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include primarily FSA-insured CDS, insured interest rate swaps related to certain public finance obligations and insured NIM securitizations. In the event of a credit impairment, operating earnings would include estimated economic losses, generally at present value.

  •
  Impairment charges on investments and related amortization, other than the present value of estimated economic losses.

  •
  Fair-value adjustments attributable to the Company's own credit risk, such as debt valuation adjustments on FP segment liabilities for which the fair-value option was elected and fair-value adjustments on the Company's committed preferred trust capital facility.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" above).

  •
  PV NIM originated in the FP segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations. PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and certain fair-value adjustments. ABV is reconciled to book value in the table that follows.

 RECONCILIATION OF GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE
(in millions)

	September 30, 2008	December 31, 2007
Shareholders' Equity (Book Value)—GAAP	$(627.4)	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,391.0	1,162.4
Plus PV outstanding(1)	816.5	857.8
Less net deferred acquisition costs	200.6	226.1
Less fair-value adjustments for credit derivatives in insured portfolio	(562.2)	(359.7)
Less fair-value adjustments attributable to the Company's own credit risk	772.5	—
Less fair value adjustments for instruments with economically hedged risks	(90.9)	84.9
Less fair value adjustments and amortization attributable to non-economic impairment charges	(589.6)	—
Less unrealized gains (losses) on investments	(2,705.3)	(848.4)
Less other	(4.9)	—

Subtotal	4,559.9	4,495.1
IFRS Adjustments	(16.4)	0.2

Adjusted Book Value	$4,543.5	$4,495.3

(1)
PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	September 30, 2008	December 31, 2007
Contingency Reserve	$1,352,327	$1,094,352
Surplus to Policyholders	1,282,769	1,608,768

Qualified Statutory Capital	2,635,096	2,703,120
Net Unearned Premium Reserve	2,657,571	2,274,577
Loss and Loss Adjustment Expense Reserve	1,239,928	98,079

Qualified Statutory Capital and Reserves	6,532,595	5,075,776
Net Present Value of Installment Premiums	1,055,706	1,113,051
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$8,138,301	$6,738,827

Net Insurance in Force (principal & interest)	$660,587,390	$623,157,997
Capital Ratio(3)	251:1	231:1
Claims-Paying Ratio(4)	81:1	92:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. The Company also plans to post a presentation entitled "Third Quarter 2008 Results and Business Profile," dated November 14, 2008, to the Analyst Communications/Presentations page of the website. This presentation provides additional detail about the Company's portfolio quality and mark-to-market accounting methodology.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in the global public finance markets. The principal operating subsidiary is Financial Security Assurance Inc. (FSA), a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts. The Company is a member of the Dexia group.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and future and conditional verbs such as "will," "should," "would," "could" and "may" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  the risks discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under "Item 1A. Risk Factors";

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  potential for reduced market appetite for FSA-insured securities due to credit watch status at and potential ratings downgrade by Fitch, Moody's and Standard & Poor's;

  •
  the change in creditworthiness of, or the quality of support provided by, the Company's parent Dexia, on whom the Company relies for credit and liquidity support of the FP business;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  impairments to assets in the FP Investment Portfolio proving to be "other-than-temporary" rather than temporary, resulting in reductions in net income;

  •
  changes in accounting principles or practices that may affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income
(unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES
Net premiums written	$176,624	$130,078	$639,383	$296,686

Net premiums earned	$123,742	$72,446	$280,915	$232,079
Net investment income from general investment portfolio	67,078	60,472	199,336	176,298
Net realized gains (losses) from general investment portfolio	475	(994)	(1,727)	(3,052)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	29,925	27,000	98,764	72,400
Net unrealized gains (losses)	(194,196)	(293,718)	(467,905)	(352,511)

Net change in fair value of credit derivatives	(164,271)	(266,718)	(369,141)	(280,111)
Net interest income from financial products segment	165,802	288,389	523,515	799,990
Net realized gains (losses) from financial products segment	(417,419)	125	(1,459,832)	1,867
Net realized and unrealized gains (losses) on derivative instruments	25,184	(43,923)	181,704	(11,293)
Net unrealized gains (losses) on financial instruments at fair value	320,804	10,115	947,390	16,433
Income from assets acquired in refinancing transactions	3,104	5,182	9,067	16,498
Other income	2,564	5,863	6,261	27,366

TOTAL REVENUES	127,063	130,957	317,488	976,075

EXPENSES
Losses and loss adjustment expenses	327,633	10,060	1,230,904	19,128
Interest expense	11,584	11,584	34,752	34,752
Amortization of deferred acquisition costs	19,004	13,583	51,435	47,589
Foreign exchange (gains) losses from financial products segment	(15,521)	13,304	1,134	43,957
Net interest expense from financial products segment	182,030	260,014	608,486	750,138
Other operating expenses	40,064	33,474	55,754	102,496

TOTAL EXPENSES	564,794	342,019	1,982,465	998,060

INCOME (LOSS) BEFORE INCOME TAXES	(437,731)	(211,062)	(1,664,977)	(21,985)
Provision (benefit) for income taxes	(104,250)	(89,253)	(579,420)	(48,199)

NET INCOME (LOSS)	(333,481)	(121,809)	(1,085,557)	26,214

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period	(926,990)	(221,001)	(2,806,456)	(340,469)
Less: reclassification adjustment for gains (losses) included in net income (loss)	(271,168)	1,567	(945,237)	5,405

Other comprehensive income (loss)	(655,822)	(222,568)	(1,861,219)	(345,874)

COMPREHENSIVE INCOME (LOSS)	$(989,303)	$(344,377)	$(2,946,776)	$(319,660)

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets
(unaudited)
(dollars in thousands, except amounts per share)

	At September 30, 2008	At December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value	$5,232,370	$5,054,664
Equity securities at fair value	815	39,869
Short-term investments	608,393	97,366
Financial products segment investment portfolio:
Available-for-sale bonds at fair value	12,242,377	16,936,058
Short-term investments	607,220	1,927,347
Trading portfolio at fair value	258,354	349,822
Assets acquired in refinancing transactions	184,684	229,264

Total investment portfolio	19,134,213	24,634,390
Cash	537,892	26,551
Deferred acquisition costs	308,571	347,870
Prepaid reinsurance premiums	1,040,931	1,119,565
Reinsurance recoverable on unpaid losses	229,585	76,478
Deferred tax asset	1,837,833	412,170
Other assets	1,959,656	1,714,456

TOTAL ASSETS	$25,048,681	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$3,150,301	$2,870,648
Losses and loss adjustment expenses	1,249,528	274,556
Financial products segment debt	18,707,775	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	1,838,487	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	25,676,091	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,714,084	909,800
Accumulated other comprehensive income (loss)	(2,661,133)	(799,914)
Accumulated earnings	319,304	1,467,593
Deferred equity compensation	14,137	19,663
Less treasury stock at cost	(14,137)	(19,663)

TOTAL SHAREHOLDERS' EQUITY	(627,410)	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$25,048,681	$28,331,480

ADDITIONAL DATA
Total dividends	$33,606	$122,005
Adjusted book value per share	135.55	134.12
Book value per share	(18.72)	47.07

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,829	$16,602	$19,004		$51,435

Other operating expenses	51,887	(17,319)	48,463		83,031
Underwriting expenses deferred	(27,211)	17,859	(9,637)		(18,989)
Financial products other operating expenses	4,236	(2,396)	8,262		10,102
Reinsurance commissions written, net	(12,796)	(17,098)	23,040		(6,854)
Reinsurance commissions deferred, net	12,796	17,098	(23,040)		6,854

Other operating expenses, excluding DCP/SERP	28,912	(1,856)	47,088		74,144
DCP and SERP expenses(1)	(9,058)	(2,308)	(7,024)		(18,390)

Total other operating expenses	19,854	(4,164)	40,064		55,754

Total expenses	$35,683	$12,438	$59,068		$107,189

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,951	$18,055	$13,583	$15,853	$63,442

Other operating expenses	57,794	63,981	68,643	82,458	272,876
Underwriting expenses deferred	(33,726)	(36,805)	(37,814)	(45,546)	(153,891)
Financial products other operating expenses	3,996	4,339	4,590	4,102	17,027
Reinsurance commissions written, net	(13,655)	(16,925)	(25,144)	(27,528)	(83,252)
Reinsurance commissions deferred, net	13,655	16,925	25,144	27,528	83,252

Other operating expenses, excluding DCP/SERP	28,064	31,515	35,419	41,014	136,012
DCP and SERP expenses(1)	2,198	7,245	(1,945)	(1,420)	6,078

Total other operating expenses	$30,262	$38,760	$33,474	$39,594	142,090

Total expenses	$46,213	$56,815	$47,057	$55,447	$205,532

(1)
Not a deferred acquisition cost. These expenses include certain compensation expenses related primarily to the Company's deferred compensation plans (DCP) and supplemental executive retirement plans (SERP), which are based on changes in the market value of related investments and are generally offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Financial Security Assurance Holdings Ltd.
Gross Par Value and Present Value (PV) Originations
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross Par Insured
Public Finance:
United States	$5,707.4	$13,932.2	$45,355.8	$40,207.2
International	172.4	8,138.7	1,342.2	11,725.7

Total Public Finance	5,879.8	22,070.9	46,698.0	51,932.9

Asset-Backed Finance:
United States	—	10,956.1	2,374.0	32,780.3
International	—	2,288.4	524.9	6,358.4

Total Asset-Backed Finance	—	13,244.5	2,898.9	39,138.7

Total Gross Par Insured(1)	$5,879.8	$35,315.4	$49,596.9	$91,071.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross PV Originations
Gross PV Financial Guaranty Originations:
Public Finance:
United States	$54.5	$97.2	$520.6	$248.6
International	5.7	284.3	50.4	356.0

Total Public Finance	60.2	381.5	571.0	604.6

Asset-Backed Finance:
United States	0.7	101.4	58.2	217.5
International	0.1	19.2	23.0	45.9

Total Asset-Backed Finance	0.8	120.6	81.2	263.4

Total Gross PV Financial Guaranty Originations	61.0	502.1	652.2	868.0

Financial Products Gross PV NIM Originated	0.6	35.1	0.6	84.6

Total Gross PV Originations(2)	$61.6	$537.2	$652.8	$952.6

(1)
Excludes FSA-insured GICs issued by the Company.

(2)
The Company evaluates its business production for a given period based on its gross present value of originations (gross PV originations), which consists of the total present value of financial guaranty fees originated (PV financial guaranty originations), which is the sum of PV premiums orginated and PV credit derivative fees originated by FSA and its subsidiaries and the present value of FP net interest margin originated (PV NIM originated) by the Financial Products segment. Gross PV financial guaranty originations for a particular period include both (i) premiums and credit derivative fees received in such period under insurance policies in which they are payable upfront and (ii) estimated future amounts to be received under the Company's installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2008 was 4.92% per annum and in 2007 was 4.86% per annum, equal to the average pre-tax yield on the Company's investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums and credit derivative fees are receivable in installments when calculating gross PV financial guaranty fees originated. However, the total amount actually received will vary from management's estimate if the insured obligation pays down according to a different schedule or remains outstanding for a different period from those estimated by management. If the average life of an insured obligation is shorter than the estimate, PV outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV outstanding will be increased. PV NIM originated represents the present value of estimated interest to be received on investments less the present value of estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as hedges.

Financial Security Assurance Holdings Ltd.
Gross Premiums and Credit Derivative Fees Written
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Public Finance
United States:
Upfront	$51.9	$85.3	$514.0	$229.9
Installments(1)	4.4	5.1	13.4	13.5
International:
Upfront	5.7	79.5	37.6	124.5
Installments(1)	9.9	17.4	30.5	30.4

Total Public Finance	71.9	187.3	595.5	398.3

Asset-Backed Finance
United States:
Upfront	—	2.4	1.4	4.0
Installments(1)	38.3	45.0	129.8	127.5
International:
Upfront	—	0.9	—	3.9
Installments(1)	8.6	13.0	34.9	37.0

Total Asset-Backed Finance	46.9	61.3	166.1	172.4

Total Gross Premiums and Credit Derivative Fees Written	$118.8	$248.6	$761.6	$570.7

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Upfront	$57.6	$168.1	$553.0	$362.3
Installments(1)	61.2	80.5	208.6	208.4

Total Gross Premiums and Credit Derivative Fees Written	$118.8	$248.6	$761.6	$570.7

(1)
Installments are the periodic premium and credit derivative payments received by FSA for business originated in current and prior periods.

Financial Security Assurance Inc.

Financial Security Assurance Inc.
Effect of Refundings and Accelerations
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Earned premium recognized from refundings, calls and other accelerations	$6,427	$13,698	$51,493		$71,618
Less:
Amortization of deferred acquisition costs	909	1,353	11,139		13,401

Net effect before taxes	5,518	12,345	40,354		58,217
Tax provision	1,931	4,321	14,124		20,376

Net income effect	$3,587	$8,024	$26,230		$37,841

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Earned premium recognized from refundings, calls and other accelerations	$14,980	$14,598	$6,617	$17,003	$53,198
Less:
Amortization of deferred acquisition costs	1,423	2,209	912	1,421	5,965

Net effect before taxes	13,557	12,389	5,705	15,582	47,233
Tax provision	4,745	4,336	1,997	5,454	16,532

Net income effect	$8,812	$8,053	$3,708	$10,128	$30,701

Financial Security Assurance Inc. (GAAP Basis)
Fixed Income Investment Portfolio
(dollars in thousands)

Fixed Income Investment Portfolio as of
September 30, 2008(1)

	Fixed Income Portfolio by Type
	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Type of Security
Long-term bonds:
U.S. government obligations	$84,889	$85,273	1.4%	3.25%	$3,998
U.S. agency obligations	971	962	0.0	5.36	46
U.S. municipal obligations	4,386,720	4,269,992	73.7	5.05	153,172
Foreign obligations	267,157	246,658	4.5	5.20	9,049
Corporate obligations	181,597	173,758	3.1	5.06	7,802
Mortgage-backed securities	405,890	404,584	6.8	5.62	16,985
Asset-backed securities	26,542	26,463	0.4	5.02	1,031

Total long-term investments	5,353,766	5,207,690	89.9	5.07	192,083
Short-term investments	599,357	597,988	10.1	1.34	6,030

Total	$5,953,123	$5,805,678	100.0%	4.70%	$198,113

	Fixed Income Portfolio by Maturity
	Amortized Cost	% of Amortized Cost
Maturity
Within 1 year	$697,963	11.7%
1 to 5 years	1,073,086	18.0
5 to 10 years	806,998	13.6
10 or more years	2,942,644	49.5
Mortgage-backed securities	405,890	6.8
Asset-backed securities	26,542	0.4

Total	$5,953,123	100.0%

Quality Distribution of Long-Term Fixed Income Investment Portfolio(3)
AAA	43.4%
AA	41.1
A	15.0
BBB	0.2
NR	0.3

Total	100.0%

(1)
Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

(2)
Income before investment management expenses and taxes, if applicable.

(3)
Ratings are based on the lower of Moody's or S&P ratings. At September 30, 2008, 7.5% of the Investment Portfolio was rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Single-A range, and all of these investments were investment grade.

Financial Security Assurance Inc.
Selected Financial Statistics
(dollars in thousands)

	Current Period
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
SAP Basis(1)
Loss ratio	243.7%	2.4%	463.2%	1.5%
Expense ratio	27.2	23.7	7.5	31.6

Combined ratio	270.9%	26.1%	470.7%	33.1%

Gross insurance in force(2)			$872,541,326	$828,268,501
Net insurance in force(2)			660,587,390	602,510,923
Qualified statutory capital			2,635,096	2,691,965
Capital ratio			251:1	224:1

	Annual Data
	Years Ended December 31,
	2007	2006	2005	2004	2003
SAP Basis(1)
Loss ratio	16.1%	—%	2.1%	5.0%	3.7%
Expense ratio	30.0	29.9	27.8	26.8	21.3

Combined ratio	46.1%	29.9%	29.9%	31.8%	25.0%
Gross insurance in force(2)	$858,458,003	$765,632,196	$686,134,377	$633,037,230	$565,371,437
Net insurance in force(2)	623,157,997	552,695,033	497,624,738	454,359,331	409,476,253
Qualified statutory capital	2,703,120	2,554,147	2,417,516	2,280,883	2,104,257
Capital ratio	231:1	216:1	206:1	199:1	195:1

(1)
Based on statutory accounting principles (SAP). The SAP loss ratio is SAP losses and loss adjustment expenses incurred divided by SAP net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written, which includes amounts classified as credit derivative fees for GAAP. The combined ratio is the sum of the applicable loss and expense ratios.

(2)
Amounts are statutory data for Financial Security Assurance Inc. and Subsidiaries.

U.S. Municipal New-Issue Market Data(1)
(dollars in billions)

	Industry
				FSA Market Share(2)
	Par Value Issued	Par Value Insured	Percent Insured
				Amount	Percent
3rd Qtr. 2008	$89.4	$8.9	10.0%	$3.7	41.6%
2nd	144.5	30.2	20.9	18.2	60.3
1st	85.2	22.4	26.3	14.2	63.4
4th Qtr. 2007	104.7	43.3	41.4	11.9	27.5
3rd	93.9	46.6	49.6	13.1	28.1
2nd	123.8	55.9	45.2	10.9	19.5
1st	107.5	55.2	51.3	13.9	25.2
2007	429.9	201.0	46.8	49.8	24.8
2006	388.7	191.3	49.2	46.0	24.0
2005	408.2	232.9	57.1	60.0	25.8
2004	359.7	194.9	54.2	46.9	24.1
2003	383.5	190.5	49.7	52.2	27.4
2002	358.6	178.9	49.9	47.5	26.6
2001	288.1	134.3	46.6	36.3	27.0
2000	200.9	79.3	39.5	19.5	24.6
1999	227.7	105.6	46.4	24.2	22.9
1998	286.8	145.5	50.7	32.0	22.0
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)
FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)
Share of insured bond market. FSA volume for 1993 through 2008 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market transactions.

Financial Security Assurance Inc. (GAAP Basis)
Originations—Par Value
(dollars in millions)

	Insured in 2008(1)
	Gross Amount	%	Net Amount	%
Public Finance Obligations:
United States
General obligation	$16,606	35.6%	$15,452	37.7%
Tax-supported	9,265	19.8	7,811	19.1
Municipal utility revenue	9,013	19.3	7,823	19.1
Health care revenue	728	1.6	257	0.6
Housing revenue	348	0.7	335	0.8
Transportation revenue	6,114	13.1	5,231	12.8
Education/University	2,699	5.8	2,480	6.0
Other public finance	583	1.2	527	1.3

Subtotal	45,356	97.1	39,916	97.4
International	1,342	2.9	1,081	2.6

Total public finance obligations	$46,698	100.0%	$40,997	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$144	3.3%	$138	4.8%
Consumer receivables	1,059	24.5	623	21.8
Pooled corporate	1,186	27.5	631	22.1
Other asset-backed	49	1.1	49	1.7
Financial products	1,356	31.4	1,356	47.5

Subtotal	3,794	87.8	2,797	97.9
International	525	12.2	58	2.1

Total asset-backed obligations	$4,319	100.0%	$2,855	100.0%

Total Portfolio	$51,017		$43,852

(1)
Obligations previously wrapped by other monolines are classified according to the underlying collateral.

Financial Security Assurance Inc. (GAAP Basis)
Insured Portfolio Profile—Par Value
(dollars in millions)

	Outstanding as of September 30, 2008(1)
	Net Amount	%
Public Finance Obligations:
United States
General obligation	$126,411	40.2%
Tax-supported	56,336	17.9
Municipal utility revenue	51,075	16.3
Health care revenue	13,417	4.3
Housing revenue	7,687	2.4
Transportation revenue	21,625	6.9
Education/University	7,939	2.5
Other public finance	2,194	0.7

Subtotal	286,684	91.2
International	27,741	8.8

Total public finance obligations	$314,425	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$17,672	13.9%
Consumer receivables	9,720	7.6
Pooled corporate	56,009	44.0
Other asset-backed	1,942	1.5
Financial products(2)	17,823	14.0

Subtotal	103,166	81.0
International	24,149	19.0

Total asset-backed obligations	$127,315	100.0%

Total Portfolio	$441,740

Distribution of Insured Portfolio
by Ratings as of September 30, 2008

Rating(3)	Percent of Public Finance	Percent of Asset-Backed	Percent of Portfolio
AAA	2.1%	69.7%	21.6%
AA	40.9	6.3	31.0
A	45.7	5.3	34.0
BBB	10.9	8.0	10.0
Other	0.4	10.7	3.4

	100.0%	100.0%	100.0%

(1)
Classification of outstanding insured exposures that were previously wrapped by other monolines are categorized based on the classifications of the underlying insured obligations, as opposed to the primary monoline insuring the obligation.

(2)
Represents exposure to FP GIC liabilities which are collateralized by the FP Investment Portfolio. The FP Investment Portfolio consists primarily of non-agency RMBS (66.5%) and short-term liquid investments (3.8%).

(3)
Based upon internal FSA ratings.

Financial Security Assurance Inc. (GAAP Basis)
Geographic Distribution of Public Finance Insured Portfolio—Par Value
(dollars in millions)

	Insured in 2008				Outstanding as of September 30, 2008
	Gross Amount	%	Net Amount	%	Net Amount	%
Domestic by State
California	$8,346	17.9%	$7,004	17.1%	$41,553	13.2%
New York	2,758	5.9	2,302	5.6	23,700	7.5
Pennsylvania	3,598	7.7	3,309	8.1	20,727	6.6
Texas	3,025	6.5	2,666	6.5	19,619	6.2
Illinois	4,291	9.2	3,792	9.2	17,070	5.4
Florida	3,216	6.9	2,814	6.9	16,035	5.1
Michigan	2,580	5.5	2,454	6.0	13,416	4.3
New Jersey	1,279	2.7	1,130	2.8	12,539	4.0
Washington	683	1.4	663	1.6	10,494	3.3
Massachusetts	934	2.0	651	1.6	8,024	2.6
Ohio	1,116	2.4	913	2.2	7,513	2.4
Georgia	628	1.3	605	1.5	7,074	2.3
Indiana	1,479	3.2	1,428	3.5	6,856	2.2
All other U.S. jurisdictions	11,423	24.5	10,185	24.8	82,064	26.1

Subtotal	45,356	97.1	39,916	97.4	286,684	91.2
International	1,342	2.9	1,081	2.6	27,741	8.8

Total public finance obligations	$46,698	100.0%	$40,997	100.0%	$314,425	100.0%

Financial Security Assurance Inc. (GAAP Basis)
50 Largest Public Finance Exposures
as of September 30, 2008
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
State of California Department of Water Resources Power Supply Revenue Bonds	$1,352.8	0.31%
Commonwealth of Massachusetts G.O.	1,350.2	0.31
New York City, NY Municipal Water Finance Authority, Water and Sewer System Revenue Bonds	1,274.4	0.29
Port Authority of NY and NJ, Consolidated Bonds	1,266.6	0.29
Chicago, Illinois G.O.	1,246.1	0.28
Illinois State Toll Highway Authority, Revenue Bonds	1,239.6	0.28
Massachusetts School Building Authority Dedicated Sales Tax Revenue Bonds	1,232.9	0.28
New Jersey Transportation Trust Fund Authority Transportation System Bonds	1,165.0	0.26
Houston Combined Utility System, TX, First Lien Revenues	1,158.3	0.26
Los Angeles Unified School District, CA, G.O.	1,146.0	0.26
Metropolitan Transportation Authority, NY, Transportation Revenue Bonds	1,135.8	0.26
State of California, G.O.	1,128.9	0.26
Metropolitan Transportation Authority, NY, Dedicated Tax Fund Bonds	1,090.9	0.25
State of Illinois, G.O.	1,068.0	0.24
New York City, NY G.O.	1,064.3	0.24
Broward County School Board, FL, Certificates of Participation	1,018.9	0.23
Dormitory Authority of the State of New York, Mental Health Services Facilities Improvement Revenue Bonds	1,016.3	0.23
Atlanta, GA Water & Sewer Revenue Bonds	989.0	0.22
State of Washington, G.O.	982.4	0.22
Channel Link Enterprises Finance Plc	977.7	0.22
Los Angeles, CA, Department of Water and Power Electric Revenue Bonds	956.8	0.22
District of Columbia, G.O.	954.9	0.22
Massachusetts Water Resources Authority, General Revenue Bonds	948.8	0.21
Chicago Public Schools, IL, G.O.	944.1	0.21
New Jersey Turnpike Authority, Revenue Bonds	944.0	0.21
San Diego County Water Authority Water Revenue Certificates of Participation	901.3	0.20
Thames Water Utilities Finance Plc	893.2	0.20
Long Island Power Authority, NY, Electric System General Revenue Bonds	861.9	0.20
Hydro-Quebec, Province of Quebec Guaranteed	844.1	0.19
Seattle, WA, Light and Power Revenue Bonds	831.6	0.19
San Diego Unified School District, CA, G.O.	828.8	0.19
International AAA Sovereign Debt Synthetic CDO	821.0	0.19
Clark County School District, NV, G.O.	820.4	0.19
California Housing Finance Agency Home Mortgage Revenue Bonds 1982 Resolution	818.0	0.19
Detroit, MI, Sewage Disposal System Revenue Bonds	817.9	0.19
State of Wisconsin Master Lease Certificates of Participation	810.1	0.18
King County, WA, Sewer Revenue Bonds	799.1	0.18
Miami-Dade County, FL, Aviation Revenue Bonds Miami International Airport	769.3	0.17
New York State Thruway Authority, General Highway and Bridge Trust Fund Revenue Bonds	767.4	0.17
City of Chicago—Chicago O'Hare International Airport, Illinois General Airport Third Lien Revenue Refunding Bonds	760.2	0.17
Trustees of the California State University Systemwide Revenue Bonds	747.3	0.17
School District No. 1 in the City and County of Denver, CO, Lease Purchase Agreement with Denver School Facilities Leasing Corp, COPS	735.8	0.17
Kentucky State Property and Building Commission Revenue Bonds	727.2	0.16
New York Local Government Assistance Corp Subordinate Lien (Sales Tax) Rev Bonds	720.6	0.16
San Francisco Airports Commission, San Francisco International Airport Second Series Revenue Bonds	715.3	0.16
Regents of the University of California, General Revenue Bonds	711.8	0.16
Commonwealth of Puerto Rico, G.O.	708.3	0.16
Garden State Preservation Trust, NJ, Open Space & Farmland Preservation Bonds	701.0	0.16
New Jersey Economic Development Authority State Pension Funding Bonds	700.9	0.16
Greater Orlando Aviation Authority Airport Facilities Revenue Bonds Orlando International Airport	699.3	0.16

Total	$47,164.5	10.68%

Financial Security Assurance Inc. (GAAP Basis)
25 Largest Asset-Backed Exposures
as of September 30, 2008
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	$4,109.6	0.93%
US AAA Prime Automobile Loan Portfolio	3,018.5	0.68
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	2,776.0	0.63
International Super AAA Synthetic High Yield Pooled Corporate CDO	1,946.6	0.44
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,514.8	0.34
International AAA Cash Flow CLO	1,492.5	0.34
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,465.5	0.33
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,371.7	0.31
US AAA Previously Insured Cash Flow CLO	1,308.2	0.30
US Super AAA Synthetic High Yield Pooled Corporate CDO	1,210.5	0.27
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,167.4	0.26
Countrywide HELOC 2006-I	1,044.2	0.24
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	973.3	0.22
International Super AAA Synthetic High Yield Pooled Corporate CDO	929.5	0.21
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	854.6	0.19
Americredit 2007-B-F	851.5	0.19
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	849.2	0.19
US Super AAA Synthetic High Yield Pooled Corporate CDO	828.1	0.19
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	814.2	0.19
Countrywide HELOC 2006-F	784.6	0.18
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	779.5	0.18
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	779.5	0.18
US AAA Residential MBS	767.6	0.18
International Super AAA Synthetic High Yield Pooled Corporate CDO	764.8	0.17
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	754.4	0.17

Total	$33,156.3	7.51%

"International" denotes a transaction with 20% or greater non-US collateral. "Super AAA" means the level of first-loss protection exceeds approximately 1.3x the level required by a rating agency for a Triple-A rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.
Debt Service and Financial Guaranty Fees
(in millions)

Debt Service (Statutory Basis)
(Principal and Interest)

	Insured Debt Service
				Portfolio Runoff
	Gross	Ceded	Net		Net Outstanding
3rd Qtr. 2008	$10,308	$1,079	$9,229	$(9,638)	$660,587
2nd	42,302	5,937	36,365	(15,274)	660,996
1st	35,842	5,974	29,868	(13,121)	639,905
4th Qtr. 2007	48,524	13,412	35,112	(14,465)	623,158
3rd	57,169	18,623	38,546	(12,440)	602,511
2nd	39,961	10,138	29,823	(17,456)	576,405
1st	45,572	10,099	35,473	(24,130)	564,038
2007	191,226	52,272	138,954	(68,491)	623,158
2006	176,088	49,932	126,156	(71,086)	552,695
2005	161,092	38,792	122,300	(79,034)	497,625
2004	152,128	33,701	118,427	(73,544)	454,359
2003	124,322	26,998	97,324	(53,104)	409,476

Financial Guaranty Fees(1)

	Financial Guaranty Fees Written
					Ending Net Unearned Revenue	Net PV Financial Guaranty Fees Outstanding(2)
	Gross	Ceded		Net			Total Net
3rd Qtr. 2008	$129.7	$(84.9	)(3)	$214.6	$2,148.4	$1,043.7	$3,192.1
2nd	373.3	65.0		308.3	2,098.3	1,152.2	3,250.5
1st	292.2	53.1		239.1	1,916.8	1,133.0	3,049.8
4th Qtr. 2007	297.4	94.4		203.0	1,797.0	1,099.4	2,896.4
3rd	259.7	87.8		171.9	1,721.7	1,073.2	2,794.9
2nd	183.4	61.0		122.4	1,660.4	894.5	2,554.9
1st	159.7	49.2		110.5	1,654.7	821.6	2,476.3
2007	900.2	292.4		607.8	1,797.0	1,099.4	2,896.4
2006	851.1	288.8		562.3	1,653.6	827.9	2,481.5
2005	860.5	256.1		604.4	1,515.4	803.4	2,318.8
2004	847.1	244.2		602.9	1,342.1	727.3	2,069.4
2003	903.4	281.5		621.9	1,149.6	607.1	1,756.7

(1)
Includes premiums and credit derivative fees.

(2)
This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

(3)
Relates to reassumed amounts.

Financial Security Assurance Inc.
Amortization of Net Debt Service and Net Financial Guaranty Fees
(in millions)

Net Debt Service (Statutory Basis)

	Scheduled Amortization(1)	Outstanding
3rd Qtr. 2008	$—	$660,587
4th	17,896	642,691
2009	57,502	585,189
2010	49,703	535,486
2011	44,476	491,010
2012	46,195	444,815
2013–2017	149,073	295,742
2018–2022	111,742	184,000
2023–2027	81,072	102,928
2028+	102,928	—

Total	$660,587

Net Financial Guaranty Fees(2)

		Scheduled Earnings of Net Financial Guaranty Fees
		Unearned Revenue Amortization
	Unearned Revenue	Periodic Earnings	Upfront Unearned Revenue	Installments	Total Net
3rd Qtr. 2008	$2,148.4	$—	$—	$—	$—
4th	2,065.0	34.3	49.1	27.4	110.8
2009	1,876.4	6.3	182.3	202.0	390.6
2010	1,709.0	1.4	166.0	165.3	332.7
2011	1,554.5	0.9	153.6	134.4	288.9
2012	1,412.5	0.1	141.9	132.0	274.0
2013–2017	848.4	0.2	563.9	334.9	899.0
2018–2022	478.6	0.1	369.7	193.1	562.9
2023–2027	251.5	—	227.1	126.2	353.3
2028+	—		251.5	188.0	439.5

Total		$43.3	$2,105.1	$1,503.3	$3,651.7

(1)
Based on management's estimate.

(2)
Includes premiums and credit derivative fees.

QuickLinks

  Exhibit 99.2
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. Quarterly Operating Supplement September 2008
Financial Security Assurance Holdings Ltd.
FSA HOLDINGS THIRD QUARTER 2008 RESULTS
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS (LOSSES)(1) (in millions)
NOTEWORTHY ITEMS IN NET INCOME (LOSS) AND OPERATING EARNINGS (LOSSES) (in millions)
ORIGINATIONS (in millions)
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED (in millions)
NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES (dollars in millions)
FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING (EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO) (in millions, except for number of risks)
EXPENSES AND POLICY ACQUISITION COSTS (in millions)
RECONCILIATION OF GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE (in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES (dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (dollars in thousands, except amounts per share)
Financial Security Assurance Holdings Ltd. Operating Expense Analysis (in thousands)
Financial Security Assurance Holdings Ltd. Gross Par Value and Present Value (PV) Originations (in millions)
Financial Security Assurance Holdings Ltd. Gross Premiums and Credit Derivative Fees Written (in millions)
Financial Security Assurance Inc.
Financial Security Assurance Inc. Effect of Refundings and Accelerations (in thousands)
Financial Security Assurance Inc. (GAAP Basis) Fixed Income Investment Portfolio (dollars in thousands)
Financial Security Assurance Inc. Selected Financial Statistics (dollars in thousands)
U.S. Municipal New-Issue Market Data(1) (dollars in billions)
Financial Security Assurance Inc. (GAAP Basis) Originations—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Insured Portfolio Profile—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Geographic Distribution of Public Finance Insured Portfolio—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 50 Largest Public Finance Exposures as of September 30, 2008 (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 25 Largest Asset-Backed Exposures as of September 30, 2008 (dollars in millions)
Financial Security Assurance Inc. Debt Service and Financial Guaranty Fees (in millions)
Financial Security Assurance Inc. Amortization of Net Debt Service and Net Financial Guaranty Fees (in millions)